As filed with the Securities and Exchange Commission on April 25, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TEEKAY TANKERS LTD.

(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	98-0558026
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4th Floor, Belvedere Building

69 Pitts Bay Road

Hamilton HM 08, Bermuda

Telephone: (441) 298-2530

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

TEEKAY TANKERS LTD. 2023 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Watson Farley & Williams LLP

Attention: Steven Hollander

250 West 55th Street

New York, New York 10019

(212) 922-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Danielle Benderly

Perkins Coie LLP

1120 N.W. Couch Street, Tenth Floor

Portland, OR 97209-4128

(503) 727-2011

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by Teekay Tankers Ltd. (the “Registrant” or “Teekay Tankers”) with the Commission (other than any report or portion thereof furnished or deemed furnished) are hereby incorporated by reference into this Registration Statement:

(a) The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2022, filed with the Commission on March 31, 2023;

(b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the period covered by the Annual Report on Form 20-F referenced above; and

(c) The description of Teekay Tankers’ Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on December 3, 2007, under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Registrant is a Marshall Islands corporation. The Marshall Islands Business Corporations Act (“MIBCA”) provides that a Marshall Islands corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

A Marshall Islands corporation also has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

To the extent that a director or officer of a Marshall Islands corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding paragraphs, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in the MIBCA.

In addition, a Marshall Islands corporation has the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of the MIBCA.

The Registrant’s amended and restated articles of incorporation also provide that the Registrant must indemnify the Registrant’s directors and officers to the fullest extent permitted by law. The Registrant is also expressly authorized to advance certain expenses (including attorneys’ fees) to the Registrant’s directors and offices and to carry directors’ and officers’ insurance providing indemnification for the Registrant’s directors and officers for some liabilities.

The Registrant maintains a directors’ and officers’ liability insurance policy that, subject to the limitations and exclusions stated therein, covers the Registrant’s officers and directors for certain actions or inactions that they may take or omit in their capacities as officers and directors of the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation of Teekay Tankers Ltd., as amended. (incorporated by reference to Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F (File No. 1- 33867), filed with the Commission on April 15, 2020).

4.2	Amended and Restated Bylaws of Teekay Tankers Ltd. (incorporated by reference to Exhibit 1.2 to the Registrant’s Annual Report on Form 20-F (File No. 1-33867), filed with the Commission on April 15, 2020).

5.1*	Opinion of Watson Farley & Williams LLP regarding legality of the Common Stock being registered with respect to the Registrant’s 2023 Long-Term Incentive Plan.

23.1*	Consent of KPMG LLP, independent registered public accounting firm of Teekay Tankers Ltd.

23.2*	Consent of Watson Farley & Williams LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

99.1	Teekay Tankers Ltd. 2023 Long-Term Incentive Plan (incorporated by reference to Exhibit 4.5 to the Registrant’s Annual Report on Form 20-F (File No. 1- 33867), filed with the Commission on March 31, 2023).

107*	Filing Fees Table

*	Filed herewith.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the indemnity provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Teekay Tankers Ltd. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore on April 25, 2023.

TEEKAY TANKERS LTD.

By:	/s/ Kevin Mackay
Kevin Mackay
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes Kevin Mackay and Stewart Andrade, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitute or substitutes may do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated below on April 25, 2023.

SIGNATURE	TITLE	DATE

/s/ Kevin Mackay Kevin Mackay	President and Chief Executive Officer (Principal Executive Officer)	April 25, 2023

/s/ Stewart Andrade Stewart Andrade	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 25, 2023

/s/ Kenneth Hvid Kenneth Hvid	Director, Chair of the Board	April 25, 2023

/s/ Richard T. du Moulin Richard T. du Moulin	Director	April 25, 2023

/s/ Sai Chu Sai Chu	Director	April 25, 2023

/s/ David Schellenberg David Schellenberg	Director	April 25, 2023

/s/ Peter Antturi Peter Antturi	Director	April 25, 2023

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Teekay Tankers Ltd., has signed this registration statement in Newark, Delaware, on April 25, 2023.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director